                                                                    EXHIBIT 12.1

                      RARE HOSPITALITY INTERNATIONAL, INC.

     STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                          (In thousands except ratios)


                                                                   Fiscal Years Ended                            Nine Months
                                             ---------------------------------------------------------------        Ended
                                             12/31/95     12/29/96      12/28/97      12/27/98      12/26/99      10/01/00
                                             --------     --------      --------      --------      --------     -----------
Computation of Earnings:
  Earnings (loss) from continuing
    operations before cumulative effect
    of change in accounting principle
    and provision for income taxes.......    $ 9,630      $ 8,413       $(17,232)     $12,873        $21,484        $24,969
Add:
  Minority interest in operating
    results of majority-owned
    subsidiaries.........................          5          602          1,219        1,334          1,609          1,259
  Interest expense.......................        440          677          1,893        3,230          4,204          3,431
  Amortization of
    capitalized interest.................          9           16             49           62             85             94
  Amortization of debt premium/
    discount and expenses................         31           47             74          153            280            211
  Portion of rent charges considered
    to be representative of interest
    factors..............................        651          777          1,032        1,201          1,368          1,120
Deduct:
  Capitalized Interest...................       (183)        (135)          (663)        (268)          (455)          (469)
                                             -------      -------       --------      -------        -------        -------
Earnings as Adjusted.....................    $10,583      $10,397       $(13,628)     $18,585        $28,575        $30,615
                                             =======      =======       ========      =======        =======        =======
Computation of Fixed Charges:
  Interest expense.......................    $   440      $   677       $  1,893      $ 3,230        $ 4,204        $ 3,431
  Amortization of debt premium/
    discount and expenses................         31           47             74          153            280            211
    Portion of rent charges considered
      to be representative of interest
      factors............................        651          777          1,032        1,201          1,368          1,120
                                             -------      -------       --------      -------        -------        -------
Fixed Charges............................    $ 1,122      $ 1,501       $  2,999      $ 4,584        $ 5,852        $ 4,762
                                             =======      =======       ========      =======        =======        =======
Ratio of Earnings to Fixed
  Charges................................       9.43         6.93          (4.54)        4.05           4.88           6.43
                                             =======      =======       ========      =======        =======        =======